Exhibit 99.7

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below (each, a “Grantor”) does hereby make, constitute and appoint Mr. C. Patrick Machado (the “Grantee”) as the true and lawful attorney-in-fact of such Grantor, with full powers of substitution (and re-substitution) and revocation, for and in the name, place and stead of such Grantor, both in such Grantor’s individual capacity, and in such Grantor’s capacity as an officer of the Company (as defined below), as a member of the board of directors of the Company or as a holder of securities of the Company, as applicable, to execute and deliver such forms or documents as may be required to be filed from time to time with the Securities and Exchange Commission (the “Commission”) either (i) pursuant to Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended; or (ii) related to the Electronic Data Gathering And Retrieval filing system of the Commission, in each case with respect to Medivation, Inc., a Delaware corporation (the “Target”, and together with Orion Acquisition Corp. II, a Delaware corporation, Medivation Acquisition Corp., a Delaware corporation, and any other successor entity to the Target in connection with the Agreement and Plan of Merger by and between the Target, Orion Acquisition Corp. II and Medivation Acquisition Corp., the “Company”).

December 7, 2004

/s/ David T. Hung, M.D.
David T. Hung, M.D., an Individual

/s/ David T. Hung, M.D.
David T. Hung, M.D.

President and Chief Executive Officer,
Orion Acquisition Corp. II